Exhibit 10.40

SECOND AMENDMENT TO LEASE

SECOND AMENDMENT TO LEASE dated as of this 26 day of March, 2019 (the “Second Amendment Effective Date”) by and between 191 SPRING STREET TRUST u/d/t dated May 6, 1985, as the same may have been amended (“Landlord”), and MIMECAST NORTH AMERICA, INC., a Delaware corporation (“Tenant”).

RECITALS

By Lease dated February 17, 2017 (the “Lease”), Landlord did lease to Tenant and Tenant did hire and lease from Landlord certain premises containing 79,145 square feet of Rentable Floor Area in the building known as and numbered 191 Spring Street, Lexington, Massachusetts (the “Building”) and consisting of (i) the entire third (3rd) floor of the Building containing 49,523 square feet of Rentable Floor Area, and (ii) a portion of the second (2nd) floor of the Building containing approximately 29,622 square feet of Rentable Floor Area (referred to collectively herein as the “Initial Premises”).

By First Amendment to Lease dated as of August 8, 2018 (the “First Amendment”), Landlord and Tenant increased the size of the Premises by adding thereto an additional 20,848 square feet of Rentable Floor Area located on the second (2nd) floor of the Building, which space is shown on Exhibit D attached to the Lease (the “Additional 2nd Floor Premises,” and together with the Initial Premises, the “Premises”), upon the terms and conditions set forth in the First Amendment.

Landlord and Tenant have agreed to certain matters related to (i) the potential construction of a new surface parking area on Lot 2 (as defined in the Lease), and (ii) a potential arrangement that would allow Tenant to park automobiles in the existing parking areas on the property owned by the Chinese Bible Church of Greater Boston (“CBCGB”) that abuts the Site (as defined in the Lease) and is more particularly shown on Exhibit A attached hereto (the “CBCGB Property”), and Landlord and Tenant are entering into this instrument to set forth said agreement and to otherwise amend the Lease as set forth herein.

NOW THEREFORE, in consideration of One Dollar ($1.00) and other good and valuable consideration in hand this date paid by each of the parties to the other, the receipt and sufficiency of which are hereby severally acknowledged, and in further consideration of the mutual promises herein contained, Landlord and Tenant hereby agree to and with each other as follows:

1.Existing Parking Conditions. Landlord and Tenant acknowledge and agree that Tenant has the right to use the Total Number of Tenant’s Lot 2 Surface Parking Spaces (being 421 parking spaces as of the date hereof) subject to the terms and conditions of Section 2.2.1 of the Lease and that as of the date hereof a total of 413 parking spaces are available to Tenant for such use in the Lot 2 Surface Parking Spaces. In connection therewith, Landlord and Tenant hereby agree that Landlord shall use commercially reasonable efforts to create eight (8) additional parking spaces in the Lot 2 Surface Parking by restriping a portion of the existing parking spaces in Lot 2 Surface Parking, striping new parking spaces within the Lot 2 Surface Parking, or a combination thereof, as determined by Landlord in its reasonable discretion, and if after using commercially

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reasonable efforts Landlord is not able to create a total of eight (8) additional parking in the Lot 2 Surface Parking (any number of such eight (8) additional parking spaces not created, hereinafter referred to as the “Remaining Parking Spaces”), then Landlord shall contribute Landlord’s Parking Contribution (as hereinafter defined) towards the Parking Costs (as hereinafter defined) in accordance with Section 7(a) below; provided, however, that if Tenant elects not to proceed with either of the Parking Options (as hereinafter defined), then Landlord shall, at Landlord’s sole cost and expense, make the Remaining Parking Spaces available for Tenant’s use by instituting a so-called valet parking program or by implementing such other alternative parking options as reasonably determined by Landlord.

2.CBCGB Parking. Landlord and Tenant shall use commercially reasonable efforts to enter into an agreement (the “CBCGB Parking Agreement”) by and between Landlord, Tenant, and CBCGB, the terms and conditions of which shall be mutually acceptable to Landlord and Tenant each in their reasonable discretion, pursuant to which (x) CBCGB grants Tenant the right to park approximately one hundred and one (101) vehicles in the parking area on the CBCGB Property, and (y) CBCGB grants Landlord the right, but not the obligation, to construct a new connection between the parking areas on the CBCGB Property and the Site which may include pedestrian and vehicular connections (such connection as mutually agreed upon in the CBCGB Parking Agreement, the “CBCGB Connector”), subject to Landlord obtaining all CBCGB Connector Approvals (as hereinafter defined). If for any reason whatsoever, the CBCGB Parking Agreement is not fully executed by Landlord, Tenant, and CBCGB on or before the date that is twelve (12) months from the Second Amendment Effective Date (the “Outside Parking Approvals Date”), then Landlord and Tenant shall each be released from any obligation to further pursue the CBCGB Parking Agreement pursuant to this Second Amendment. Following the full execution and delivery of the CBCGB Parking Agreement, Landlord shall use commercially reasonable efforts to obtain all necessary approvals (the “CBCGB Connector Approvals”) required to construct the CBCGB Connector, including, without limitation, all building and other permits and governmental approvals required to construct the CBCGB Connector.

3.Lot 2 Parking Approvals. Landlord shall use commercially reasonable efforts to obtain all necessary approvals (the “Lot 2 Parking Approvals,” which together with the CBCGB Connector Approvals are hereinafter collectively referred to as the “Parking Approvals”) required to construct a new surface parking area on the Site containing approximately eighty-three (83) new spaces and substantially in the location shown on Exhibit B attached hereto (such parking addition hereinafter referred to as the “Lot 2 Parking Addition”), including, without limitation, all building and other permits and governmental approvals required to construct the Lot 2 Parking Addition.

4.Parking Approvals Period. If for any reason whatsoever, Landlord is unable to obtain the Parking Approvals on or before the Outside Parking Approvals Date, then (i) Landlord shall be released from any obligation to further pursue or construct the Parking Options (as hereinafter defined) pursuant to this Second Amendment, and (ii) any costs incurred by Landlord in connection with pursuing the Parking Approvals shall be borne by Landlord at Landlord’s sole cost and expense. Furthermore, if at any time prior to the Outside Parking Approvals Date Landlord reasonably believes that any or all of the Parking Approvals will be denied or disapproved, Landlord shall be entitled, upon written notice to Tenant, to elect to cease its efforts to obtain the Parking Approvals, in which case (x) Landlord shall be released from the obligation to further pursue or construct the Parking Options pursuant to this Second Amendment, and (y) any costs incurred by Landlord in connection with pursuing the Parking Approvals shall be borne by Landlord at Landlord’s sole cost and expense.

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5.Tenant Selection of Parking Options. Subject to Landlord first obtaining all necessary Parking Approvals, Tenant shall have the right to direct Landlord to (x) construct the Lot 2 Parking Addition (sometimes hereinafter referred to as “Option A”), and (y) construct the CBCGB Connector (sometimes hereinafter referred to as “Option B”), subject to the terms and conditions set forth in this Section 5. Option A and Option B are each hereinafter sometimes referred to individually as a “Parking Option” and together as the “Parking Options”.

a.Parking Cost & Schedule Notice. Within thirty (30) days of obtaining all necessary Parking Approvals, Landlord shall provide Tenant with a written notice (the “Parking Cost & Schedule Notice”) that sets forth (x) Landlord’s estimate of the total cost of all work necessary to complete Option A (the “Option A Work”), which shall include any costs already incurred by Landlord in connection with obtaining the Lot 2 Parking Approvals, and Landlord’s estimated schedule for completing the Option A Work, and (y) Landlord’s estimate of the total cost of all work necessary to complete Option B (the “Option B Work”), which shall include any costs already incurred by Landlord in connection with obtaining the CBCGB Connector Approvals, and Landlord’s estimated schedule for completing the Option B Work.

i.Current Cost Estimate. Landlord’s preliminary estimate of the cost of the Option A Work and the Option B Work is $1,000,00.00 and $615,000.00 respectively (together, “Landlord’s Preliminary Cost Estimate”). Tenant hereby acknowledges and agrees that Landlord’s Preliminary Cost Estimate is a non-binding estimate only and that any variance no matter how great between Landlord’s Preliminary Cost Estimate and the costs included in the Parking Cost & Schedule Notice shall have no impact whatsoever on Tenant’s or Landlord’s obligations under this Second Amendment.

b.Tenant Parking Election Notice. Tenant shall have the right, exercisable upon written notice (“Tenant’s Parking Election Notice”) given to Landlord not later than thirty (30) days, time being of the essence, after receipt of the Parking Cost & Schedule Notice to elect (i) to proceed with Option A only, (ii) to proceed with Option B only, (iii) to proceed with both Option A and Option B, or (iv) to reject the Parking Cost & Schedule Notice; provided, however, that as a condition precedent to Tenant’s exercise of its rights pursuant to the preceding clause (i), (ii) or (iii), Tenant must deliver to Landlord together with Tenant’s Parking Election Notice good funds in an amount equal to Two Hundred Thousand and 00/100 Dollars ($200,000.00) (“Tenant’s Initial Parking Contribution”), which shall be held and applied by Landlord pursuant to Sections 6(b), 6(c), and 7(b) below. If Tenant fails timely to give Tenant’s Parking Election Notice within such thirty (30) day period, then Tenant shall be deemed to have rejected the Parking Cost & Schedule Notice. If Tenant timely delivers Tenant’s Parking Election Notice pursuant to clause (i), (ii) or (iii) of this Section 5(b), the Parking Option or Parking Options, as applicable, selected by Tenant in such Parking Election Notice shall hereinafter be referred to as the “Selected Parking Option” and all work necessary to complete the Selected Parking Option shall hereinafter be referred to as the “Selected Parking Work”.

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c.Parking Cost & Schedule Notice Rejection. If Landlord obtains the Parking Approvals and Tenant rejects or is deemed to have rejected the Parking Cost & Schedule Notice pursuant to Section 5(b) above, then (x) Landlord shall be released from the obligation to further pursue or construct the Parking Options pursuant to this Second Amendment, and (y) Tenant agrees to pay to Landlord, as Additional Rent, all actual, reasonable costs incurred by Landlord in connection with pursuing the Parking Approvals and preparing the Parking Cost & Schedule Notice (the “Landlord’s Pre-Construction Costs”), up to a maximum of Two Hundred Thousand and 00/100 Dollars ($200,000.00) (the “Approvals Cap”), within thirty (30) days after being billed therefor. Furthermore, if Tenant timely delivers Tenant’s Parking Election Notice that elects to proceed with one but not both of the Parking Options, then Tenant agrees to pay to Landlord, as Additional Rent, all costs incurred by Landlord in connection with pursuing the Parking Approvals and preparing the Parking Cost & Schedule Notice solely with respect to the Parking Option that Tenant did not elect to proceed with, up to a maximum of One Hundred Thousand and 00/100 Dollars ($100,000.00).

6.Completion of Selected Parking Work.

a.If Landlord obtains the Parking Approvals and Tenant timely delivers Tenant’s Parking Election Notice pursuant to clause (i), (ii) or (iii) of Section 5(b) above, then, subject to Sections 6(b) and 6(c) below, Landlord shall use commercially reasonable speed and diligence to complete the Selected Parking Work within six (6) months following Landlord’s receipt of Tenant’s Parking Election Notice; provided, however, that Landlord shall not be liable to Tenant for failure to complete the Selected Parking Work within such six (6) month period so long as Landlord has used commercially reasonable speed and diligence as aforesaid. In addition, it is acknowledged and agreed that Landlord will be performing the Selected Parking Work on the Site while Tenant is in occupancy of the Premises, and accordingly, Landlord and Tenant agree to cooperate with each other in good faith to insure that the Selected Parking Work can be undertaken in an efficient and cost-effective manner and so as to minimize any unreasonable interference with Tenant’s business operations in the Premises or Tenant’s use of the Lot 2 Surface Parking pursuant to Section 2.2.1 of the Lease (consistent with the nature of the work being performed).

b.If at any time prior the date that Landlord commences construction of the Selected Parking Work pursuant to Section 6(a) above Landlord’s then current budget for the Selected Parking Work exceeds the estimated costs included in the Parking Cost & Schedule Notice by more than fifteen percent (15%), then Landlord shall give Tenant written notice of such increased costs (the “Updated Cost Notice”). Tenant shall have the right, exercisable upon written notice (“Tenant’s Parking Revocation Notice”) given to Landlord not later than ten (10) days after receipt of the Updated Cost Notice to revoke Tenant’s Parking Election Notice, time being of the essence. If Tenant fails to timely deliver Tenant’s Parking Revocation Notice, then Tenant shall be deemed to have irrevocably waived its right to revoke Tenant’s Parking Election Notice pursuant to this Section 6(b). If Tenant timely delivers Tenant’s Parking Revocation Notice, then (x) Tenant’s Parking Election Notice shall be deemed null and void and Tenant shall be

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deemed to have rejected the Parking Cost & Schedule Notice, (y) Landlord shall be released from the obligation to further pursue or construct the Selected Parking Work pursuant to this Second Amendment, and (z) (i) Landlord shall be entitled to retain, as Additional Rent, a portion of Tenant’s Initial Parking Contribution in an amount equal to the sum of Landlord’s Pre-Construction Costs plus any additional costs incurred by Landlord in pursuing the Selected Parking Work after receipt of Tenant’s Parking Election Notice, (ii) Landlord shall refund the remaining balance (if any) of Tenant’s Initial Parking Contribution to Tenant within thirty (30) days following receipt of Tenant’s Parking Revocation Notice, and (iii) in the event such costs incurred by Landlord exceed the amount of Tenant’s Initial Parking Contribution, then Tenant shall pay such excess to Landlord, as Additional Rent, within thirty (30) days of billing therefor.

c.If at any time after Landlord commences construction of the Selected Parking Work pursuant to Section 6(a) above Landlord’s then current budget for the Selected Parking Work exceeds the estimated costs included in the Parking Cost & Schedule Notice by more than twenty-five percent (25%), then Landlord shall give Tenant written notice of such increased costs (the “Updated Construction Cost Notice”). Tenant shall have the right, exercisable upon written notice (“Tenant’s Construction Notice”) given to Landlord not later than three (3) business days after receipt of the Updated Construction Cost Notice to direct Landlord to cease further construction of the Selected Parking Work, time being of the essence. If Tenant fails to timely deliver Tenant’s Construction Notice, then Tenant shall be deemed to have irrevocably waived its right to direct Landlord to cease further construction of the Selected Parking Work pursuant to this Section 6(c). If Tenant timely delivers Tenant’s Construction Notice, then (x) Landlord shall be released from the obligation to further pursue or construct the Selected Parking Work pursuant to this Second Amendment, (y) Landlord shall restore the Site to a condition as determined by Landlord in its reasonable discretion (the “Site Restoration Work”), and  (z) (i) Landlord shall be entitled to retain, as Additional Rent, a portion of Tenant’s Initial Parking Contribution in an amount equal to the sum of Landlord’s Pre-Construction Costs plus additional costs incurred by Landlord in connection with the Selected Parking Work completed to date and the Site Restoration Work, (ii) Landlord shall refund the remaining balance (if any) of Tenant’s Initial Parking Contribution to Tenant within thirty (30) days following completion of the Site Restoration Work, and (iii) in the event such costs incurred by Landlord exceed the amount of Tenant’s Initial Parking Contribution, then Tenant shall pay such excess to Landlord, as Additional Rent, within thirty (30) days of billing therefor.

7.Cost of Selected Parking Work. Except as otherwise expressly set forth in Sections 6(b) and 6(c) above, the total cost of the Selected Parking Work (the “Parking Costs”) shall be borne by Landlord and Tenant in accordance with this Section 7.

a.Landlord’s Parking Contribution. First, if there are any Remaining Parking Spaces pursuant to Section 1 above, then Landlord shall apply Landlord’s Parking Contribution (as hereinafter defined) towards the Parking Costs. Landlord’s Parking Contribution shall be an amount equal to the product of (x) the Parking Costs, and (y) a fraction, the numerator of which is the Remaining Parking Spaces and the denominator of

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which is the total number of spaces included in the Selected Parking Work. Landlord shall be under no obligation to apply any portion of Landlord’s Parking Contribution for any purposes other than as provided in this Section 7(a). Further, Landlord’s Parking Contribution shall only be applied towards the Parking Costs and in no event shall Landlord be required to make application of any portion of Landlord’s Parking Contribution towards Tenant’s personal property, trade fixtures or moving expenses or on account of any supervisory fees, overhead, management fees or other payments to Tenant, or any partner or affiliate of Tenant.

b.Tenant’s Initial Parking Contribution. If the Parking Costs exceed the amount of Landlord’s Contribution (if any), then Landlord shall apply Tenant’s Initial Parking Contribution towards the Parking Costs. If the remaining Parking Costs are less than Tenant’s Initial Parking Contribution, then Landlord shall refund any such unused portion of Tenant’s Initial Parking Contribution to Tenant within thirty (30) days following substantial completion of the Selected Parking Work.

c.Tenant Parking Allowance. If the Parking Costs exceed an amount equal to the sum of (x) Tenant’s Initial Parking Contribution, plus (y) Landlord’s Parking Contribution (if any), then Landlord shall use and apply the Available Landlord Contribution (if any) and the Available Additional 2nd Floor Premises Allowance (if any) (each as hereinafter defined) solely on account of such remaining balance of the Parking Costs if and to the extent such costs are attributable to Option A Work, subject to the terms and conditions set forth in this Section 7(c). For the avoidance of doubt, the parties acknowledge and agree that in no event shall any portion of the Available Landlord Contribution or the Available Additional 2nd Floor Premises Allowance be applied towards any Parking Costs that are attributable to the cost of Option B Work.

i.Pursuant to Section 1.6 of Exhibit B-1 of the Lease, Landlord agreed to provide to Tenant a certain Landlord’s Contribution (as defined in such Exhibit B-1) to be used and applied by Landlord towards the total costs of the Tenant Improvement Work (as defined in the Lease). Landlord shall use and apply any unused portion of Landlord’s Contribution (any such unused portion, hereinafter referred to as the “Available Landlord Contribution”) solely on account of Parking Costs that are attributable to Option A Work; provided, however, that (i) the Available Landlord Contribution applied towards such Parking Costs shall be applied in accordance with and subject to the requirements of Section 7(c)(iii) below, (ii) in no event shall the aggregate total of Landlord’s Contribution provided by Landlord to Tenant on account of the Tenant Improvement Work and such Parking Costs exceed Five Million Five Hundred Forty Thousand One Hundred Fifty and 00/100 Dollars ($5,540,150.00), and (iii) in no event shall the aggregate amount of Landlord’s Contribution provided by Landlord to Tenant on account of the Tenant Improvement Work and such Parking Costs that may be applied towards soft costs for architectural and engineering fees exceed One Million One Hundred Eighty-Seven Thousand One Hundred Seventy-Five and 00/100 Dollars ($1,187,175.00).

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ii.Pursuant to Section 5(B) of the First Amendment, Landlord agreed to provide to Tenant a certain Additional 2nd Floor Premises Tenant Allowance (as defined in the First Amendment) to be used and applied by Tenant towards the total costs of the Tenant’s Additional 2nd Floor Premises Work (as defined in the First Amendment). Landlord shall use and apply any unused portion of the Additional 2nd Floor Premises Tenant Allowance (any such unused portion, hereinafter referred to as the “Available Additional 2nd Floor Premises Allowance”) solely on account of Parking Costs that are attributable to Option A Work; provided, however, that (i) the Available Additional 2nd Floor Premises Tenant Allowance applied towards the cost of such Parking Costs shall be applied in accordance with and subject to the requirements of Section 7(c)(iii), (ii) in no event shall the aggregate total of the Additional 2nd Floor Premises Tenant Allowance provided by Landlord to Tenant on account of the Tenant’s Additional 2nd Floor Premises Work and such Parking Costs exceed One Million Three Hundred Thirty-Seven Thousand Eight Hundred Sixteen and 16/100 Dollars ($1,337,816.16), and (iii) in no event shall the aggregate amount of the Additional 2nd Floor Premises Tenant Allowance provided by Landlord to Tenant on account of the Tenant’s Additional 2nd Floor Premises Work and such Parking Costs that may be applied towards soft costs for architectural and engineering fees exceed Two Hundred Eighty-Six Thousand Six Hundred Sixty and 00/100 Dollars ($286,660.00).

iii.The Available Landlord’s Contribution and the Available Additional 2nd Floor Premises Allowance are hereinafter collectively referred to as the “Parking Allowance.” Landlord shall be under no obligation to apply any portion of the Parking Allowance for any purposes other than as provided in this Section 7(c). In addition, in the event that (i) Tenant is in default under the Lease or (ii) there are any liens which are not bonded to the reasonable satisfaction of Landlord against Tenant’s interest in the Lease or against the Building or the Site arising out of any work performed by Tenant (it being acknowledge and agreed for these purposes that the Selected Parking Work being performed by Landlord shall not be considered “work performed by Tenant”) or any litigation in which Tenant is a party and which would result in a lien against Landlord’s or Tenant’s interest in the Lease or the Building, then, from and after the date of such event (“Event”), from and after the date of such Event, Landlord shall have no further obligation to fund any portion of the Parking Allowance and Tenant shall be obligated to pay, as Additional Rent, all remaining Parking Costs in excess of that portion of the Parking Allowance applied by Landlord through the date of the Event, subject to reimbursement by Landlord after the condition giving rise to the Event has been cured or otherwise rectified to Landlord’s reasonable satisfaction. Further, the Parking Allowance shall only be applied towards the Parking Costs attributable to Option A Work and in no event shall Landlord be required to make application of any portion of the Parking Allowance towards Tenant’s personal property, trade fixtures or moving expenses or on account of any supervisory fees, overhead, management fees or other payments to Tenant, or any partner or affiliate of Tenant. In the event that the remaining balance of the Parking Costs after the application of (x) Tenant’s Initial Parking Contribution, and (y) Landlord’s Parking Contribution

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(if any), is less than the Parking Allowance, Tenant shall not be entitled to any payment or credit nor shall there be any application of the same toward Annual Fixed Rent or Additional Rent owed by Tenant under the Lease; provided, however, that nothing contained in this Section 7(c)(iii) shall prohibit any unused portion of the Parking Allowance from being applied towards the cost of the Tenant Improvement Work and/or Tenant’s Additional 2nd Floor Premises Work subject to all of the terms and conditions of Pursuant to Section 1.6 of Exhibit B-1 of the Lease and Section 5(B) of the First Amendment, as applicable.

d.Parking Excess Costs. If the Parking Costs exceed an amount equal to the sum of (x) Tenant’s Initial Parking Contribution, plus (y) Landlord’s Parking Contribution (if any), plus (z) the Parking Allowance (if any), then any such excess costs shall hereinafter be defined as the “Parking Excess Costs” and shall be payable by Tenant to Landlord, as hereinafter set forth. To the extent, if any, that there are Parking Excess Costs, Tenant shall pay to Landlord, as Additional Rent, within thirty (30) days after billing therefor, from time to during performance of the Selected Parking Work after the Tenant’s Initial Parking Contribution (if any) and Landlord’s Parking Contribution have both been exhausted, in the proportion that the Parking Excess Costs bear to the amount by which the Parking Costs exceed the sum of (x) Tenant’s Initial Parking Contribution, plus (y) Landlord’s Parking Contribution. In the event that the amount of the Parking Costs is changed during the course of the performance of the Selected Parking Work, then Landlord shall notify Tenant and the foregoing proportion shall be adjusted accordingly.

8.Capitalized Terms. Except as otherwise expressly provided herein, all capitalized terms used herein without definition shall have the same meanings as are set forth in the Lease.

9.Ratification. Except as herein amended the Lease shall remain unchanged and in full force and effect.  All references to the “Lease” shall be deemed to be references to the Lease as amended by the First Amendment and as herein amended.

10.Authority. Each of Landlord and Tenant hereby represents and warrants to the other that all necessary action has been taken to enter this Second Amendment and that the person signing this Second Amendment on its behalf has been duly authorized to do so.

11.Electronic Signatures. The parties acknowledge and agree that this Second Amendment may be executed by electronic signature, which shall be considered as an original signature for all purposes and shall have the same force and effect as an original signature. Without limitation, “electronic signature” shall include faxed versions of an original signature or electronically scanned and transmitted versions (e.g., via pdf) of an original signature.

[Signatures on Following Page]

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EXECUTED as of the date and year first above written.

WITNESS:	LANDLORD:

/s/ Illegible	191 SPRING STREET TRUST u/d/t dated May 6, 1985, Recorded with the Middlesex South District Registry of Deeds in Book 16197, Page 583, as amended

By: /s/ Patrick Mulvihill
Patrick Mulvihill, For the Trustees of 191 Spring Street Trust, Pursuant to Written Delegation, but not individually

TENANT:

ATTEST:	MIMECAST NORTH AMERICA, INC., a Delaware corporation

/s/ Jennifer Faulkner	By:	/s/ Robert P. Nault
	Name:	Robert P. Nault
	Title:	SVP & General Counsel

The undersigned, as guarantor of Tenant’s obligations under the Lease pursuant to Guaranty of Lease dated February 17, 2017 (the “Guaranty”), hereby consents to the terms contained in this Second Amendment and acknowledges and agrees that, notwithstanding this Second Amendment, the Guaranty shall remain in full force and effect in accordance with the terms thereof.

GUARANTOR:

MIMECAST LIMITED, a company registered

in the Bailiwick of Jersey

By:	/s/ Peter Bauer
Name:	Peter Bauer
Title:	CEO
Date:	3/26/19

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EXHIBIT A

CBCGB Property

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EXHIBIT B

Lot 2 Parking Addition

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